Exhibit 99.1

SandRidge Energy, Inc. Announces Changes to the Board of Directors

OKLAHOMA CITY, Mar. 1, 2011 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) today announced that D. Dwight Scott has notified the Board of his intention to resign as a Director of the Company as a result of additional commitments related to his position as a senior managing director of GSO Capital Partners, LP.

“Serving on the SandRidge Board of Directors as well as working with the other Directors and Management has been a pleasure,” stated Mr. Scott. “It has been exciting to experience the successful transformation of the company, and I look forward to seeing the results for many years to come.”

Separately, the Board has appointed Jim J. Brewer of Amarillo, Texas to the Board of Directors. Mr. Brewer, a geologist, has almost 30 years in the oil and gas business, and is co-founder and president of J-Brex Company, a private oil and gas and real estate company. He is also the co-founder and currently serves on the Board of Energynet.com, a large on-line oil and gas property auction service. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

Tom L. Ward, Chairman noted, “Dwight has been an integral part of our Board. Both personally and on behalf of the Board, I thank him for his contributions. We are also excited to have Jim J. join us, and look forward to his experience and expertise contributing to our Board functions.”

About SandRidge Energy

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma, with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Permian Basin, Mid-Continent, West Texas Overthrust, Cotton Valley Trend in East Texas, Gulf Coast and Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.

CONTACT:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

CONTACT: Kevin R. White, Senior Vice President of SandRidge Energy, Inc., +1-405-429-5515